PRESS RELEASE

Clorox Reports Strong Q2 Sales and Profit Growth; Provides Improved Fiscal Year 2013 Outlook

OAKLAND, Calif., Feb. 4, 2013 – The Clorox Company (NYSE: CLX) today announced strong results for its second quarter, which ended Dec. 31, 2012. The company reported a 9 percent increase in sales and 18 percent growth in diluted earnings per share (EPS). Clorox also delivered one percentage point of gross margin improvement.

“I’m extremely pleased with our second-quarter results,” said Chairman and CEO Don Knauss. “We had strong year-over-year sales growth, as well as another quarter of gross margin expansion, which is a testament to our focus on delivering profitable growth. Based on our 5 percent sales growth and 10 percent EPS growth in the first half of the fiscal year, we feel more optimistic about our full-year outlook.”

Some information in this press release is reported on a non-GAAP basis. See “Non-GAAP Financial Information” below and the tables toward the end of this press release for more information and a reconciliation of key second-quarter results.

Fiscal Second-Quarter Results
Following is a summary of key second-quarter results. All comparisons are with the second quarter of fiscal year 2012, unless otherwise stated.

*	93 cents diluted earnings per share (18 percent growth)
*	5% volume growth
*	9% sales growth

Clorox reported second-quarter earnings of $123 million, or 93 cents diluted EPS. This compares with $105 million, or 79 cents diluted EPS, in the year-ago quarter. Current-quarter results reflect higher sales and volume, as well as gross margin expansion, partially offset by higher selling and administration expenses, including continued investments in the company’s information technology (IT) systems; higher manufacturing and logistics costs, which include the impact of inflationary pressures; and a higher tax rate versus the year-ago quarter. In December, Clorox completed a sale and leaseback transaction of its Oakland, Calif. general office. The company realized net cash proceeds of $108 million and recognized a gain of $6 million, or 3 cents diluted EPS, in the second quarter related to the sale and leaseback transaction.

Volume for the second quarter of fiscal 2013 increased 5 percent. Sales grew 9 percent, with increases in all four of the company’s reportable segments. The difference between sales and volume growth was mostly due to the benefit of price increases. Sales benefited from an extra shipping day in the quarter and acquisitions made in the last fiscal year, each contributing about 1.5 percentage points of growth. Excluding these items, sales grew about 5 percent. Sales also benefited from shipments to reset retail shelves with the new concentrated bleach product, as well as shipments of disinfecting products due to cold- and flu-related early third-quarter merchandising events.

Gross margin increased 100 basis points to 42.5 percent from 41.5 percent in the year-ago quarter, driven primarily by strong cost savings and the benefit of price increases, partially offset by higher manufacturing and logistics costs, which include the impact of inflationary pressures.

Year-to-date net cash provided by operations increased to $325 million from $168 million in the prior-year period. The year-over-year increase was due primarily to favorable changes in working capital and higher earnings. For the full fiscal year, Clorox anticipates free cash flow of 9 percent to 10 percent of sales. The company defines free cash flow as cash provided by operations less capital expenditures. Capital expenditures are expected to be in the range of $200 million to $210 million for the current fiscal year. Following the December sale and leaseback transaction related to the company’s general office in Oakland, Clorox ended the quarter with an elevated cash balance. Cash and the issuance of commercial paper will be used to refinance $500 million in long-term debt maturing in March 2013.

Key Segment Results
Following is a summary of key second-quarter results by reportable segment. All comparisons are with the second quarter of fiscal 2012, unless otherwise stated.

Cleaning
(Laundry, Home Care, Professional Products)
  13% volume increase
  15% sales increase
  28% pretax earnings increase

Volume growth in the segment was up double-digits, with strong results in all three business units. Home Care delivered gains on almost every brand, with the biggest contribution from Clorox® disinfecting wipes. Due to the severity of this year’s flu season, the Home Care business saw strong retailer buy-in and significant consumption of disinfecting wipes, as well as other Clorox-branded cleaning products. Laundry volume increased driven by retailer shelf resets and strong consumer acceptance of new concentrated Clorox® regular bleach. Gains on bleach were partially offset by lower shipments of Clorox 2® stain fighter and color booster due to continued weak category trends. Also contributing to the segment’s results were strong double-digit volume increases in the Professional Products Division behind the benefit of acquisitions made in fiscal 2012, as well as double-digit base business growth. Sales outpaced volume due to the benefit of price increases. Pretax earnings growth was driven by higher sales and margin expansion primarily from strong cost savings and favorable commodity costs, partially offset by higher manufacturing and logistics costs.

Household
(Bags and Wraps, Charcoal, Cat Litter)
  1% volume increase
  7% sales increase
  65% pretax earnings increase

The segment’s volume growth was driven primarily by an increase in early shipments in the Charcoal business ahead of the upcoming grilling season. Cat Litter volume was flat primarily due to the negative volume impact of last May’s price increases. Glad® sales were up, but volume was down primarily driven by decreased shipments in base trash bags and food bags. Volume declines were partially offset by continued strong growth in premium trash bag products such as Glad® OdorShield® trash bags with Febreze®. Segment sales growth outpaced volume growth primarily due to the benefit of previous price increases across all three businesses, as well as favorable product mix. Pretax earnings growth was driven largely by higher sales and margin expansion primarily from strong cost savings of more than $9 million and favorable product mix.

Lifestyle
(Dressings and Sauces, Water Filtration, Natural Personal Care)
  7% volume increase
  8% sales increase
  1% pretax earnings increase

Volume growth in the segment was driven by double-digit shipment gains in the Burt’s Bees business, reflecting base business growth, new product innovation in lip care and increased shipments of face products during the holiday season. The Food business also saw strong volume growth primarily from higher shipments of Hidden Valley® products due to strong base business growth and the launch of new non-ranch dressings.Volume declined in the Water Filtration business due to category softness. Segment sales outpaced volume due to previous price increases. Pretax earnings growth reflected higher sales and strong cost savings, offset by higher selling and administrative expenses, unfavorable product mix and higher advertising investments.

International
(All countries outside of the U.S.)
  3% volume decrease
  3% sales increase
  24% pretax earnings decrease

Volume declined in the segment largely due to decreased shipments in Latin America and Canada. Latin America volume was down mid-single digits, but sales were up due to the benefit of price increases. Outside of Latin America and Canada, volume results were generally positive. Overall segment sales increased primarily due to the benefit of price increases. The 24 percent pre-tax earnings decline of $8 million was due to margin compression, driven in part by significant inflation impacting manufacturing and logistics costs, expenses associated with IT systems implementation in Latin America and the impact of price controls in Venezuela and Argentina.

Clorox Provides Improved 2013 Financial Outlook
Clorox provided an improved financial outlook for fiscal 2013:
*	3-5 percent sales growth (previously 2-4 percent)
*	EBIT margin up 25-50 basis points (unchanged)
*	Diluted EPS in the range of $4.25-$4.35 (previously $4.20-$4.35)

Clorox now anticipates sales growth for fiscal 2013 in the range of 3 percent to 5 percent, versus the company’s previous outlook of 2 percent to 4 percent. This reflects strong results in the first half of the fiscal year, continued category growth, product innovation across many of the company’s brands and the benefit of previously implemented prices increases. Uncertainty in some international markets, particularly in Venezuela and Argentina, as well as a more challenging comparison to strong sales growth of nearly 6 percent in the second half of fiscal 2012, continue to be factors in the company’s fiscal 2013 outlook.

The company continues to expect earnings before interest and taxes (EBIT) margin to increase by 25-50 basis points for the fiscal year, reflecting strong cost savings and the benefit of price increases. Commodity costs are estimated to be about flat versus the prior year. The company’s outlook reflects a range of 5 to 10 cents of diluted EPS impact related to a possible currency devaluation in Venezuela and continued difficulty in implementing price increases in the country. The updated outlook also reflects higher advertising spending and a higher tax rate in the second half of the fiscal year versus the same period in fiscal 2012.

Clorox continues to expect spending against its systems and facilities investments, as well as other infrastructure-related investments, to be about equal to fiscal 2012, or in the range of $50 million to $55 million.

Net of all these factors, Clorox now anticipates fiscal 2013 diluted EPS in the range of $4.25 to $4.35 versus the company’s previous outlook of $4.20 to $4.35.

“We’re pleased to be raising our outlook for sales and earnings, recognizing the company’s strong first-half results, including significant margin growth,” said Senior Vice President – Chief Financial Officer Steve Robb. “I’m confident about the plans for the remainder of the year, including increased investments in demand-building programs to support product launches and the health of our brands. In addition, our outlook includes an increased contingency given the ongoing challenges in Venezuela, including a possible currency devaluation.”

For More Detailed Financial Information

Visit the Investors: Financial Reporting: Financial Results section of the company’s website at TheCloroxCompany.com for the following:

*	Supplemental volume and sales growth information
*	Supplemental gross margin driver information
*	Reconciliation of certain non-GAAP financial information, including earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA)
*	Supplemental balance sheet, cash flow information and fiscal year-to-date free cash flow reconciliation
*	Supplemental price-change information

Note: Percentage and basis-point changes noted in this press release are calculated based on rounded numbers. Supplemental materials are available in the Investors: Financial Reporting: Financial Results section of the company’s website at TheCloroxCompany.com.

The Clorox Company
The Clorox Company is a leading multinational manufacturer and marketer of consumer and professional products with approximately 8,400 employees and fiscal year 2012 revenues of $5.5 billion. Clorox markets some of the most trusted and recognized brand names, including its namesake bleach and cleaning products, Clorox Healthcare™, HealthLink®, Aplicare® and Dispatch® products, Green Works® naturally derived products, Pine-Sol® cleaners, Poett® home care products, Fresh Step® cat litter, Glad® bags, wraps and containers, Kingsford® charcoal, Hidden Valley® and KC Masterpiece® dressings and sauces, Brita® water-filtration products, and Burt's Bees® and gud® natural personal care products. Nearly 90 percent of the company's brands hold the No. 1 or No. 2 market share positions in their categories. Clorox's commitment to corporate responsibility includes making a positive difference in its communities. In fiscal year 2012, The Clorox Company Foundation awarded $3.5 million in cash grants, and Clorox made product donations valued at $15 million. For more information, visit TheCloroxCompany.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and such forward-looking statements involve risks and uncertainties. Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash flows, plans, objectives, expectations, growth, or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. Words such as “will,” “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K for the fiscal year ended June 30, 2012, as updated from time to time in the company’s SEC filings. These factors include, but are not limited to: the company’s costs, including volatility and increases in commodity costs such as resin, diesel, chlor-alkali, sodium hypochlorite, high-strength bleach, agricultural commodities and other raw materials; increases in energy costs; the ability of the company to implement and generate expected savings from its programs to reduce costs, including its supply chain restructuring and other restructuring plans; supply disruptions or any future supply constraints that may affect key commodities or product inputs; risks inherent in relationships with suppliers, including sole-source or single-source suppliers; risks related to the handling and/or transportation of hazardous substances, including, but not limited to, chlorine; the success of the company’s strategies; the ability to manage and realize the benefits of joint ventures and other cooperative relationships, including the company’s joint venture regarding the company’s Glad® plastic bags, wraps and containers business, and the agreements relating to the provision of information technology, procure to pay and other key services by third parties; risks relating to acquisitions, mergers and divestitures, and the costs associated therewith; risks inherent in maintaining an effective system of internal controls, including the potential impact of acquisitions or the use of third-party service providers, and the need to refine controls to adjust for accounting, financial reporting and other organizational changes or business conditions; the ability of the company to successfully manage tax, regulatory, product liability, intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies and risks inherent in litigation, including class action litigation and International litigation; risks related to maintaining and updating the company’s information systems, including potential disruptions, costs and the ability of the company to implement adequate information systems in order to support the current business and to support the company’s potential growth; the ability of the company to develop commercially successful products that delight the consumer; consumer and customer reaction to price changes; actions by competitors; risks related to customer concentration; customer-specific ordering patterns and trends; risks arising out of natural disasters; the impact of disease outbreaks, or pandemics on the company’s suppliers’ or customers’ operations; changes in the company’s tax rate; unfavorable worldwide, regional or local general economic and marketplace conditions and events, including consumer confidence and consumer spending levels, the rate of economic growth, the rate of inflation or deflation, and the financial condition of the company’s customers, suppliers and service providers; foreign currency exchange rate fluctuations and other risks of international operations, including government-imposed price controls; unfavorable political conditions in the countries where the company does business and other operational risks in such countries; the impact of the volatility of the debt and equity markets on the company’s cost of borrowing, cost of capital and access to funds, including commercial paper and its credit facility; risks relating to changes in the company’s capital structure, including risks related to the company’s ability to implement share repurchase plans and the impact thereof on the company’s capital structure and earnings per share; the impact of any unanticipated restructuring or asset-impairment charges and the ability of the company to successfully implement restructuring plans; risks arising from declines in cash flow, whether resulting from declining sales, declining product categories, higher cost levels, tax payments, debt payments, share repurchases, higher capital spending, interest cost increases greater than management’s expectations, interest rate fluctuations, increases in debt or changes in credit ratings, or otherwise; the costs and availability of shipping and transport services; potential costs in the event of stockholder activism; and the company’s ability to maintain its business reputation and the reputation of its brands.

The company’s forward-looking statements in this press release are based on management’s current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information
This press release contains non-GAAP financial information relating to free cash flow, EBIT margin and sales growth. The company has included reconciliations of non-GAAP financial information related to sales growth and EBIT margin to the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the U.S. (GAAP). See the end of this press release for these reconciliations.

The company has disclosed information related to free cash flow, EBIT margin and sales growth on a non-GAAP basis to supplement its condensed consolidated statements of earnings presented in accordance with GAAP. These non-GAAP financial measures exclude certain items that are included in the company’s results reported in accordance with GAAP, including interest income, interest expense, the impact of foreign currency exchange transactions and acquisitions.

Management believes that these non-GAAP financial measures provide useful additional information to investors about current trends in the company’s operations and are useful for period-over-period comparisons. Management uses free cash flow to help assess the cash generation ability of the business and funds available for investing activities, such as acquisitions, investing in the business to drive growth, and financing activities, including debt payments, dividend payments and share repurchases. Free cash flow does not represent cash available only for discretionary expenditures, since the Company has mandatory debt service requirements and other contractual and non-discretionary expenditures. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should only be read in connection with the company’s condensed consolidated statements of earnings presented in accordance with GAAP.

See Below for These Unaudited Second-Quarter Results:
  Condensed Consolidated Statements of Earnings, Reportable Segment Information and Condensed Consolidated Balance Sheets
  Reconciliation of Second-Quarter 2013 Sales Growth and Fiscal Year 2012 EBIT margin

Media Relations
Aileen Zerrudo (510) 271-3075, aileen.zerrudo@clorox.com

Kathryn Caulfield (510) 271-7209, kathryn.caulfield@clorox.com

Investor Relations
Lisah Burhan (510) 271-3269, lisah.burhan@clorox.com

Steve Austenfeld (510) 271-2270, steve.austenfeld@clorox.com

For recent presentations made by company management and other investor materials, visit http://investors.thecloroxcompany.com/events.cfm.

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except share and per share amounts

	Three Months Ended		Six Months Ended
	12/31/2012	12/31/2011	12/31/2012	12/31/2011
Net sales	$1,325	$1,221	$2,663	$2,526
Cost of products sold	762	714	1,526	1,473
Gross profit	563	507	1,137	1,053

Selling and administrative expenses	204	184	399	374
Advertising costs	116	115	238	233
Research and development costs	31	29	61	57
Interest expense	33	30	66	59
Other income, net	(9)	(6)	(9)	(12)
Earnings before income taxes	188	155	382	342
Income taxes	65	50	126	107
Net earnings	$123	$105	$256	$235

Earnings per share
Basic	$0.94	$0.79	$1.96	$1.78
Diluted	0.93	0.79	1.94	1.76

Weighted average shares outstanding (in thousands)
Basic	130,991	131,112	130,630	131,540
Diluted	132,444	132,358	132,120	133,022

Reportable Segment Information
(Unaudited)
Dollars in millions

Second Quarter	Net Sales			Earnings (Losses) Before Income Taxes
	Three Months Ended			Three Months Ended
	12/31/12	12/31/11	% Change (1)	12/31/12	12/31/11	% Change (1)
Cleaning Segment	$425	$370	15%	$100	$78	28%
Household Segment	357	334	7%	56	34	65%
Lifestyle Segment	237	219	8%	70	69	1%
International Segment	306	298	3%	25	33	-24%
Corporate	-	-	-	(63)	(59)	7%
Total Company	$1,325	$1,221	9%	$188	$155	21%

Year-to-Date	Net Sales			Earnings (Losses) Before Income Taxes
	Six Months Ended			Six Months Ended
	12/31/12	12/31/11	% Change (1)	12/31/12	12/31/11	% Change (1)
Cleaning Segment	$897	$809	11%	$220	$186	18%
Household Segment	712	700	2%	106	76	39%
Lifestyle Segment	445	425	5%	126	124	2%
International Segment	609	592	3%	53	73	-27%
Corporate	-	-	-	(123)	(117)	5%
Total Company	$2,663	$2,526	5%	$382	$342	12%
(1) Percentages based on rounded numbers.

Condensed Consolidated Balance Sheets
Dollars in millions

	12/31/2012	6/30/2012	12/31/2011
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$445	$267	$297
Receivables, net	511	576	489
Inventories, net	444	384	451
Other current assets	152	149	111
Total current assets	1,552	1,376	1,348

Property, plant and equipment, net	1,051	1,081	1,041
Goodwill	1,119	1,112	1,093
Trademarks, net	556	556	566
Other intangible assets, net	79	86	103
Other assets	145	144	139
Total assets	$4,502	$4,355	$4,290

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Notes and loans payable	$5	$300	$476
Current maturities of long-term debt	500	850	350
Accounts payable	365	412	345
Accrued liabilities	493	494	438
Income taxes payable	10	5	28
Total current liabilities	1,373	2,061	1,637
Long-term debt	2,169	1,571	2,070
Other liabilities	788	739	641
Deferred income taxes	116	119	141
Total liabilities	4,446	4,490	4,489

Contingencies

Stockholders’ equity (deficit)
Preferred stock	-	-	-
Common stock	159	159	159
Additional paid-in capital	644	633	616
Retained earnings	1,430	1,350	1,210
Treasury shares	(1,801)	(1,881)	(1,861)
Accumulated other comprehensive net losses	(376)	(396)	(323)
Stockholders’ equity (deficit)	56	(135)	(199)
Total liabilities and stockholders’ equity (deficit)	$4,502	$4,355	$4,290

The tables below present the reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the company’s use of non-GAAP financial measures.

Second-Quarter Sales Growth Reconciliation

	Fiscal	Fiscal
	2013	2012
Base sales growth – non-GAAP	7.1%	4.0%
Foreign exchange	-0.1	-0.5
Acquisitions	1.5	--
Total sales growth – GAAP	8.5%	3.5%

Fiscal Year 2012 EBIT(1) Margin Reconciliation

Fiscal
2012
Earnings from continuing operations before income
taxes – GAAP	$791
Less: Interest income	-3
Add: Interest expense	125
EBIT (1) – non-GAAP	$913
EBIT margin(2) – non-GAAP	16.7%

Net Sales	$5,468

(1)	EBIT represents Earnings from Continuing Operations Before Interest and Taxes
(2)	EBIT margin is a measure of EBIT as a percentage of net sales.

For Gross Margin Drivers, please refer to the Supplemental Information: Gross Margin Driver page in the Financial Results section of the company’s website TheCloroxCompany.com.